Investor Contact:                                          Media Contact:

Linda S. Lennox                                              Christopher Reardon
Director, Investor Relations                              Manager, Corporate Communications
(908) 719-4222                                               (908) 719-4224
llennox@nui.com                                              creardon@nui.com

For Immediate Release

NUI CORPORATION APPOINTS STEVEN D. OVERLY CHIEF FINANCIAL OFFICER

Bedminster, NJ - June 29, 2004 - NUI Corporation (NYSE:NUI) today announced that Steven D. Overly has been appointed Chief Financial Officer (CFO), effective immediately.  He replaces Dan Scouler of Scouler Andrews, who was retained to serve as interim Chief Financial Officer in October 2003.  In addition to his duties as CFO, Overly will continue to serve as the company's Vice President, General Counsel and Secretary.

"Steve Overly has made many contributions in regulatory, financial and accounting matters since joining NUI in February of this year," stated Craig G. Matthews, President and Chief Executive Officer of NUI Corporation.  "His significant experience in mergers and acquisitions makes him an ideal Chief Financial Officer for NUI as we move forward with the sale of the company.  I would also like to thank Dan Scouler for the outstanding contribution he made at a critical time in managing NUI's liquidity and assisting us in preparing for the sale of the company.  We wish him well in his future endeavors."

In addition to Overly's strong background in mergers and acquisitions, he has significant experience in cash management, corporate governance, and debt and securities matters.  He previously served as Chief Financial Officer of Cirrus Logic, Inc.

Overly is a graduate of Georgetown University Law Center with a master of law degree, Stetson University College of Law with a juris doctorate, Pennsylvania State University with a master of public administration degree and Gettysburg College with a bachelor of arts degree.

NUI Corporation, based in Bedminster, NJ, is a diversified energy company that operates natural gas utilities and businesses involved in natural gas storage and pipeline activities. NUI Utilities' divisions include Elizabethtown Gas in New Jersey, City Gas Company of Florida and Elkton Gas in Maryland.